Exhibit 99.1

THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN 46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release: Monday, November 14, 2005

Contact:	Robert D. Heuchan, President and CEO
Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES EARNINGS

Franklin, Indiana, OTCBB “TDCB.OB”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the quarter ended September 30, 2005, net income amounted to $145,000, an increase of 8.21% from the earnings for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, net income amounted to $346,000, a decrease of 31.49% from earnings for the nine months ended September 30, 2004.

As compared to the quarter ended September 30, 2004, Mutual Savings Bank’s net interest income and other income in aggregate increased $177,000 from $1.2 million to $1.4 million for the quarter ended September 30, 2005, which offset the increase in general, administrative and other expenses of $167,000.

The decrease in the year-to-date earnings is primarily due to increased salaries and employee benefits. The defined-benefit pension plan expense increased $87,000, or 114.57%, from $77,000 at September 30, 2004 to $164,000 at September 30, 2005. The ESOP expense for the bank increased from $31,000 at September 30, 2004 to $104,000 at September 30, 2005. In addition, the bank started to expense the earned shares of its Recognition and Retention Plan and Trust (“RRP”) during the third quarter of 2005. As of September 30, 2005, the bank recognized $45,000 of RRP expense.

Total assets decreased $670,000 at September 30, 2005 to $125.5 million from $126.2 million at December 31, 2004. Deposits decreased to $84.4 million at September 30, 2005 from $86.4 million at December 31, 2004, a decrease of $2.0 million, or 2.27%. Savings, NOW and money market deposits outstanding increased $1.1 million, 2.68%, from December 31, 2004, while demand deposits declined $2.1 million, 19.01%, and time deposits declined $904,000, or 2.54%. The decline in demand deposit accounts was due to a withdrawal by a business customer, in the normal course of its business, in January of approximately $2.0 million, previously on deposit as of December 31, 2004, from its non-interest-bearing checking account.

Year-to-date total loans have increased $4.7 million, or 4.75%, with all of the growth coming in the commercial and consumer loan portfolios. Total mortgage loans outstanding have declined by $366,000, while loans sold to Freddie Mac, being serviced by the bank, have increased $3.9 million or 23.30% since December 31, 2004.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data

	At September 30,	At December 31,
	2005	2004
Selected Consolidated Financial Condition Data:	(In Thousands)
Total Amount of:
Assets	$125,493	$126,163
Loans Receivable-Net	103,520	98,822
Cash and Cash Equivalents	5,959	12,057
Interest-bearing time deposits	200	200
Investment Securities	10,272	10,455
Deposits	84,447	86,408
FHLB Advances and Other Borrowings	17,500	16,500
Shareholders’ Equity-Net	22,710	22,833

	For the three months ended September 30,
	2005	2004
	(In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total Interest Income	$1,761	$1,513
Total Interest Expense	563	467
Net Interest Income	1,198	1,046
Provision for Losses on Loans	-	12
Net Interest Income After Provision for Losses on Loans	1,198	1,034
Total Other Income	215	190
General, Administrative and Other Expenses	1,166	999
Income Tax Expense	102	91
Net Income	145	134
Earnings per Share - Basic	0.10	0.09
Earnings per Share - Diluted	0.10	0.09

Selected Financial Ratios and Other Data:
Interest Rate Spread During Period	3.32%	3.27%
Net Yield on Interest-Earning Assets	3.87	3.69
Return on Average Assets	0.46	0.44
Return on Average Equity	2.51	2.34
Equity to Assets	18.10	18.10
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	130.04	125.65
Non-Performing Assets to Total Assets	0.07	0.02
Allowance for Loan Losses to Total Loans Outstanding	0.90	1.05
Net Charge-Offs to Average Total Loans Outstanding	0.04	0.00
General, Administrative and Other Expense to Average Assets	0.92	0.82
Effective income tax rate	41.30	40.44
Dividend Payout Ratio	40.00	44.44
Number of Full Service Offices	5	6

	For the nine months ended September 30,
	2005	2004
	(In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total Interest Income	$5,113	$4,471
Total Interest Expense	1,561	1,395
Net Interest Income	3,552	3,076
Provision for Losses on Loans	(20)	36
Net Interest Income After Provision for Losses on Loans	3,572	3,040
Total Other Income	547	677
General, Administrative and Other Expenses	3,539	2,877
Income Tax Expense	234	335
Net Income	346	505
Earnings per Share - Basic	0.23	n/a
Earnings per Share - Diluted	0.23	n/a

Selected Financial Ratios and Other Data:
Interest Rate Spread During Period	3.38%	3.59%
Net Yield on Interest-Earning Assets	3.87	3.86
Return on Average Assets	0.37	0.37
Return on Average Equity	2.00	5.44
Equity to Assets	18.10	18.10
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	129.48	115.57
Non-Performing Assets to Total Assets	0.07	0.02
Allowance for Loan Losses to Total Loans Outstanding	0.90	1.05
Net Charge-Offs to Average Total Loans Outstanding	0.05	0.04
General, Administrative and Other Expense to Average Assets	2.81	2.55
Effective income tax rate	40.34	39.88
Dividend Payout Ratio	52.17	n/a
Number of Full Service Offices	5	6